NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FOURTH QUARTER 2019 RESULTS

DALLAS, TEXAS – March 11, 2020 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $6.3 million, or $.13 per share, in the fourth quarter of 2019 compared to net income attributable to NL stockholders of $2.8 million, or $.06 per share, in the fourth quarter of 2018.  For the full year of 2019, NL reported net income attributable to NL stockholders of $25.8 million, or $.53 per share compared to a net loss attributable to NL stockholders of $41.0 million, or $.84 per share in 2018.  NL’s results included a pre-tax litigation settlement expense of $19.3 million ($.31 per share, net of income tax benefit) and $62.0 million ($1.01 per share, net of income tax benefit) recognized in 2019 and 2018, respectively, as discussed below.

Net sales of $29.6 million in the fourth quarter of 2019 increased $2.2 million compared to the fourth quarter of 2018 primarily due to higher security products sales to the government security market and to a lesser extent higher marine component sales to the towboat market.  Income from operations attributable to CompX increased for the fourth quarter of 2019 compared to the fourth quarter of 2018 primarily due to the benefit of higher sales and a favorable customer and product mix at security products.  Net sales of $124.2 million in the full year of 2019 increased $6.0 million compared to the full year in 2018 primarily due to higher marine component sales to the towboat market.  For the full year of 2019, income from operations attributable to CompX was comparable to 2018 as the benefit of higher marine component sales and favorable medical costs at security products were offset by increased labor rates and associated payroll costs at security products resulting from regional pressure on wages for certain skilled labor positions.

Kronos’ net sales of $372.7 million in the fourth quarter of 2019 were $23.3 million, or 7%, higher than in the fourth quarter of 2018.  Kronos’ net sales of $1.7 billion in the full year of 2019 were $69.2 million, or 4%, higher than in the full year of 2018.  Kronos’ net sales increased in 2019 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  Kronos’ average TiO2 selling prices were 3% lower in the fourth quarter of 2019 as compared to the fourth quarter of 2018 and 6% lower in the full year of 2019 as compared to 2018.  Kronos’ average TiO2 selling prices at the end of 2019 were 1% lower than at the end of the third quarter of 2019 and 1% lower than at the end of 2018.  Kronos’ TiO2 sales volumes were 14% higher in the fourth quarter of 2019 as compared to the fourth quarter of 2018 due to higher sales in the European and export markets partially offset by lower sales in the North American and Latin American markets. Kronos’ TiO2 sales volumes in the full year of 2019 were 15% higher as compared to the full year of 2018 primarily due to higher sales in the European, North American and export markets, with the European market experiencing the most significant increase.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $8 million in the fourth quarter of 2019 and approximately $49 million in the full year of 2019 as compared to the same periods in 2018.  The table at the end of this press release shows how each of these items impacted the overall change in Kronos’ net sales.

Kronos’ income from operations in the fourth quarter of 2019 was $17.2 million as compared to $44.6 million in the fourth quarter of 2018.  For the full year of 2019, Kronos’ income from operations was $145.8 million as compared to $330.1 million in 2018.  Kronos’ income from operations decreased in the 2019 periods as the unfavorable effects of lower average TiO2 selling prices and higher raw materials and other production costs more than offset the favorable impact of higher sales volumes.  Kronos’ TiO2 production volumes were 4% higher in the fourth quarter of 2019 and 2% higher in the full year of 2019 as compared to the same periods in 2018.  Kronos operated its production facilities at overall average capacity utilization rates of 98% in the full year of 2019 (97% in each of the first, second and third quarters and at full practical capacity in the fourth quarter of 2019) compared to 95% in 2018 (95%, 97%, 92% and 95% in the first, second, third and fourth quarters of 2018, respectively).  Fluctuations in currency exchange rates also affected income from operations comparisons, which decreased income from operations by approximately $8 million in the fourth quarter of 2019 and by approximately $3 million in the full year of 2019 as compared to the same periods in 2018.

Kronos’ other income (expense) in 2019 includes a pre-tax insurance settlement gain of $2.6 million (NL’s equity interest was $.5 million, or $.01 per share, net of income tax expense) related to a property damage claim, recognized in the fourth quarter.

Kronos’ income tax expense in 2019 includes a fourth quarter non-cash deferred income tax expense of $5.5 million (NL’s equity interest was $1.3 million, or $.03 per share) primarily related to the revaluation of Kronos’ net deferred income tax asset in Germany resulting from a decrease in the German trade tax rate and a fourth quarter income tax benefit of $3.0 million (NL’s equity interest was $.7 million, or $.01 per share) related to the favorable settlement of a prior year tax matter in Germany.

Kronos’ income tax expense in 2018 includes a fourth quarter current cash income tax expense of $3.7 million (NL’s equity interest was $.9 million, or $.02 per share) related to tax on global intangible low-tax income and an aggregate $2.1 million non-cash income tax expense (NL’s equity interest was $.5 million, or $.01 per share) related to an increase in Kronos’ reserve for uncertain tax positions, recognized in the first and fourth quarters.

Corporate expense decreased by $.6 million in the fourth quarter of 2019 compared to the fourth quarter of 2018 primarily due to lower litigation fees and related costs in 2019 and decreased by $5.9 million in the full year of 2019 compared to the full year of 2018 primarily due to lower environmental remediation and related costs and lower litigation fees and related costs in 2019.  We recognized a $62.0 million pre-tax litigation settlement expense in 2018 related to a litigation settlement agreement.  We recognized an additional $19.3 million pre-tax litigation settlement expense in 2019 for a settlement agreement in the same case that was approved by the court in July 2019.

Insurance recoveries represent amounts we receive from certain of our former insurance carriers and generally relate to the recovery of past lead pigment and asbestos litigation defense costs we have incurred.  Substantially all the insurance recoveries we recognized in 2019 relate to a settlement we reached with a single insurance carrier that agreed to reimburse us for a portion of our past and future litigation defense costs in the second quarter.  Such insurance recoveries aggregated $5.1 million ($.08 per share, net of income tax expense) in 2019.

Other income, net increased $6.8 million  in the full year of 2019 due primarily to a third quarter gain of $4.4 million ($.07 per share, net of income tax expense) related to a sale of excess property and a fourth quarter gain of $3.0 million ($.05 per share, net of income tax expense) related to the sale of our insurance and risk management business as compared to the full year of 2018.

Interest and dividend income increased $.1 million in the fourth quarter of 2019 and $1.7 million in the full year of 2019 as compared to the same periods in 2018 primarily due to higher cash and cash equivalents and restricted cash and cash equivalent balances available for investment, higher average outstanding balances under  CompX’s revolving promissory note receivable from Valhi and higher average interest rates.  We also recognized $.6 million of accrued interest income on the insurance recovery receivable in the second quarter of 2019.  Marketable equity securities represent unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)

•
General global economic and political conditions that harm the U.S. economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for Kronos’ TiO2 and our products (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as the coronavirus)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Our ability to protect or defend intellectual property rights
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The ability of our subsidiaries or affiliates to pay us dividends
•	Uncertainties associated with CompX’s development of new products and product features
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.
Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019
	(Unaudited)
Net sales	$27.4	$29.6	$118.2	$124.2
Cost of sales	19.5	20.6	79.9	85.2

Gross margin	7.9	9.0	38.3	39.0

Selling, general and administrative expense	5.0	5.5	20.5	21.3
Other operating income (expense):
Insurance recoveries	.4	(.1)	1.3	5.1
Other income, net	-	3.0	.6	7.4
Litigation settlement expense, net	-	-	(62.0)	(19.3)
Corporate expense	(4.0)	(3.4)	(18.4)	(12.5)

Income (loss) from operations	(.7)	3.0	(60.7)	(1.6)

Equity in earnings of Kronos Worldwide, Inc.	7.3	2.9	62.3	26.5

General corporate items:
Interest and dividend income	1.4	1.5	5.0	6.7
Marketable equity securities	(5.0)	(.5)	(60.9)	(.9)
Other components of net periodic pension cost	.1	(.1)	(.1)	(1.4)
Interest expense	-	(.4)	-	(.7)

Income (loss) before income taxes	3.1	6.4	(54.4)	28.6

Income tax expense (benefit)	-	(.3)	(15.4)	.6

Net income (loss)	3.1	6.7	(39.0)	28.0

Noncontrolling interest in net income of subsidiary	.3	.4	2.0	2.2

Net income (loss) attributable to NL stockholders	$2.8	$6.3	$(41.0)	$25.8

Net income (loss) per share attributable to NL stockholders	$.06	$.13	$(.84)	$.53

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.8	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019

CompX - component products	$2.9	$3.5	$17.8	$17.7
Insurance recoveries	.4	(.1)	1.3	5.1
Other income, net	-	3.0	.6	7.4
Litigation settlement expense	-	-	(62.0)	(19.3)
Corporate expense	(4.0)	(3.4)	(18.4)	(12.5)

Income (loss) from operations	$(.7)	$3.0	$(60.7)	$(1.6)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2019 vs. 2018	2019 vs. 2018

Percentage change in net sales:
TiO2 product pricing	(3)%	(6)%
TiO2 sales volume	14	15
TiO2 product mix/other	(2)	(2)
Changes in currency exchange rates	(2)	(3)

Total	7%	4%